										OMB APPROVAL
										OMB Number:3235-0145
										Expires: August 31, 1999
										Estimated average burden
										hours per form 14.90

						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D
			Under the Securities Exchange Act of 1934
					  (Amendment No. 3)

					Huntway Refining Company
					   (Name of Issuer)

						Common Stock
				(Title of Class of Securities)

						447309105
					   (CUSIP Number)

				Christopher J. Rupright, Esq.
				 Shartsis Friese & Ginsburg LLP
				 One Maritime Plaza, 18th Floor
					San Francisco, CA 94111
					(415) 421-6500
	  (Name, Address and Telephone Number of Person Authorized to
			  Receive Notices and Communications)

					July 6, 1999
		(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1746 (10-97)

SCHEDULE 13D

CUSIP No. 447309105								Page 2 of 12 Pages

--------------------------------------------------------------------------
-
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Westcliff Capital Management, LLC
--------------------------------------------------------------------------
-
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)		/ X
/
												(b)		/  /
--------------------------------------------------------------------------
-
3	SEC USE ONLY
--------------------------------------------------------------------------
-
4	SOURCE OF FUNDS*

	AF
--------------------------------------------------------------------------
-
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
--------------------------------------------------------------------------
-
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
--------------------------------------------------------------------------
-
	NUMBER OF		7	SOLE VOTING POWER
	SHARES			-0-
	BENEFICIALLY		-------------------------------------------------
-
	OWNED BY		8	SHARED VOTING POWER
	EACH				472,267
	REPORTING		------------------------------------------------------
-
	PERSON		9	SOLE DISPOSITIVE POWER
	WITH				-0-
				------------------------------------------------------
-
				10	SHARED DISPOSITIVE POWER
					472,267
--------------------------------------------------------------------------
-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	472,267
--------------------------------------------------------------------------
-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
SHARES*
														/ /
--------------------------------------------------------------------------
-
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	2.1
--------------------------------------------------------------------------
-
14	TYPE OF REPORTING PERSON*
	OO and IA
--------------------------------------------------------------------------
-
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
		INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
	(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 447309105								Page 3 of 12 Pages

--------------------------------------------------------------------------
-
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Lighthouse Investors, LLC
--------------------------------------------------------------------------
-
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)		/ X
/
												(b)		/  /
--------------------------------------------------------------------------
-
3	SEC USE ONLY
--------------------------------------------------------------------------
-
4	SOURCE OF FUNDS*

	AF
--------------------------------------------------------------------------
-
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
--------------------------------------------------------------------------
-
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
--------------------------------------------------------------------------
-
	NUMBER OF		7	SOLE VOTING POWER
	SHARES			-0-
	BENEFICIALLY	------------------------------------------------------
-
	OWNED BY		8	SHARED VOTING POWER
	EACH				7,333,333
	REPORTING		------------------------------------------------------
-
	PERSON		9	SOLE DISPOSITIVE POWER
	WITH				-0-
				------------------------------------------------------
-
				10	SHARED DISPOSITIVE POWER
					7,333,333
--------------------------------------------------------------------------
-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	7,333,333
--------------------------------------------------------------------------
-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
SHARES*
														/ /
--------------------------------------------------------------------------
-
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	32.9
--------------------------------------------------------------------------
-
14	TYPE OF REPORTING PERSON*
	OO
--------------------------------------------------------------------------
-
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
		INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
	(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 447309105								Page 4 of 12 Pages

--------------------------------------------------------------------------
-
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Lighthouse Capital, LLC
--------------------------------------------------------------------------
-
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)		/ X
/
												(b)		/  /
--------------------------------------------------------------------------
-
3	SEC USE ONLY
--------------------------------------------------------------------------
-
4	SOURCE OF FUNDS*

	AF
--------------------------------------------------------------------------
-
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
--------------------------------------------------------------------------
-
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
--------------------------------------------------------------------------
-
	NUMBER OF		7	SOLE VOTING POWER
	SHARES			-0-
	BENEFICIALLY		-------------------------------------------------
-
	OWNED BY		8	SHARED VOTING POWER
	EACH				7,333,333
	REPORTING		------------------------------------------------------
-
	PERSON		9	SOLE DISPOSITIVE POWER-
	WITH				-0-
				------------------------------------------------------
-
				10	SHARED DISPOSITIVE POWER
					7,333,333
--------------------------------------------------------------------------
-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	7,333,333
--------------------------------------------------------------------------
-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
SHARES*
														/ /
--------------------------------------------------------------------------
-
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	32.9
--------------------------------------------------------------------------
-
14	TYPE OF REPORTING PERSON*
	OO
--------------------------------------------------------------------------
-
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
		INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
	(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 447309105								Page 5 of 12 Pages

--------------------------------------------------------------------------
-
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Richard S. Spencer III
--------------------------------------------------------------------------
-
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)/X /
												(b)/ /
--------------------------------------------------------------------------
-
3	SEC USE ONLY
--------------------------------------------------------------------------
-
4	SOURCE OF FUNDS*

	AF and PF
--------------------------------------------------------------------------
-
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
--------------------------------------------------------------------------
-
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
--------------------------------------------------------------------------
-
	NUMBER OF		7	SOLE VOTING POWER
	SHARES			145,282
	BENEFICIALLY	------------------------------------------------------
-
	OWNED BY		8	SHARED VOTING POWER
	EACH				7,805,620
	REPORTING		------------------------------------------------------
-
	PERSON		9	SOLE DISPOSITIVE POWER
	WITH				145,282
				------------------------------------------------------
-
				10	SHARED DISPOSITIVE POWER
					7,805,620
--------------------------------------------------------------------------
-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	7,950,902
--------------------------------------------------------------------------
-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
SHARES*
														/ /
--------------------------------------------------------------------------
-
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	35.6
--------------------------------------------------------------------------
-
14	TYPE OF REPORTING PERSON*
	IN
--------------------------------------------------------------------------
-
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
		INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
	(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 447309105								Page 6 of 12 Pages

--------------------------------------------------------------------------
-
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Westcliff Partners, L.P.
--------------------------------------------------------------------------
-
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)		/X /
												(b)		/ /
--------------------------------------------------------------------------
-
3	SEC USE ONLY
--------------------------------------------------------------------------
-
4	SOURCE OF FUNDS*

	WC
--------------------------------------------------------------------------
-
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
--------------------------------------------------------------------------
-
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
--------------------------------------------------------------------------
-
	NUMBER OF		7	SOLE VOTING POWER
	SHARES			-0-
	BENEFICIALLY		-------------------------------------------------
-
	OWNED BY		8	SHARED VOTING POWER
	EACH				472,267
	REPORTING		------------------------------------------------------
-
	PERSON		9	SOLE DISPOSITIVE POWER
	WITH				-0-
				------------------------------------------------------
-
				10	SHARED DISPOSITIVE POWER
					472,267
--------------------------------------------------------------------------
-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	472,267
--------------------------------------------------------------------------
-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
SHARES*
														/ /
--------------------------------------------------------------------------
-
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	2.1
--------------------------------------------------------------------------
-
14	TYPE OF REPORTING PERSON*
	PN
--------------------------------------------------------------------------
-
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
		INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
	(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 447309105								Page 7 of 12 Pages

--------------------------------------------------------------------------
-
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	Eric Christopher Brudos
--------------------------------------------------------------------------
-
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)/X /
												(b)/ /
--------------------------------------------------------------------------
-
3	SEC USE ONLY
--------------------------------------------------------------------------
-
4	SOURCE OF FUNDS*

	PF
--------------------------------------------------------------------------
-
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
--------------------------------------------------------------------------
-
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
--------------------------------------------------------------------------
-
	NUMBER OF		7	SOLE VOTING POWER
	SHARES			4,587
	BENEFICIALLY	------------------------------------------------------
-
	OWNED BY		8	SHARED VOTING POWER
	EACH				-0-
	REPORTING		------------------------------------------------------
-
	PERSON		9	SOLE DISPOSITIVE POWER
	WITH				4,587
				------------------------------------------------------
-
				10	SHARED DISPOSITIVE POWER
					-0-
--------------------------------------------------------------------------
-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	4,587
--------------------------------------------------------------------------
-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
SHARES*
														/ /
--------------------------------------------------------------------------
-
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	0.02
--------------------------------------------------------------------------
-
14	TYPE OF REPORTING PERSON*
	IN
--------------------------------------------------------------------------
-
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
		INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
	(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 447309105								Page 8 of 12 Pages

ITEM 1.	SECURITY AND ISSUER.

This statement relates to Common Stock (the "Stock") of Huntway Refining Company ("HWY"). The principal executive office of HWY is located at 25129 The Old Road, Suite 322, Newhall, California 91381.

ITEM 2.	IDENTITY AND BACKGROUND.

The persons filing this statement and the persons enumerated in Instruction C of Schedule 13D and, where applicable, their respective places of organization, general partners, directors, executive officers and controlling persons, and the information regarding them, are as follows:

(a)	Westcliff Capital Management, LLC ("WCM") and Lighthouse Capital, LLC
("LHC"), both California limited liability companies; Westcliff Partners, L.P., a California limited partnership ("WP"); Lighthouse Investors, LLC, a Delaware limited liability company ("LHI"); and Eric Christopher Brudos ("Brudos") and Richard S. Spencer III ("Spencer").

(b)	The business address of WCM, LHC, WP, LHI, Brudos and Spencer is 200
Seventh Avenue, Suite 105, Santa Cruz, California 95062.

(c)	WCM is the investment adviser to and a general partner of WP, which is an investment limited partnership. LHC is the manager of LHI, which is an investment limited liability company. Spencer is the sole manager of WCM and LHC. Brudos is an employee of WCM.

(d)	During the last five years, none of such persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)	During the last five years, none of such persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)	Spencer is a citizen of the United States of America.

CUSIP No. 447309105								Page 9 of 12 Pages

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The source and amount of funds used in purchasing the Stock were as follows:

Purchaser		Source of Funds			Amount

WCM			Funds Under Management(1)	$   286,832.16
WP			Working Capital			$   286,832.16
Spencer		Personal Funds (2)		$    87,743.34
LHC			Funds of Affiliate (3)	$11,000,000.00
LHI			Working Capital			$11,000,000.00
Brudos		Personal Funds			$     4,290.84

(1)	Consists of funds of WP invested in Stock.
(2)	Represents Stock owned by an individual retirement account of
Spencer's wife and owned by a revocable trust of which Spencer is trustee.
(3)	Consists of funds of LHI invested in Notes (as defined below).

ITEM 4.	PURPOSE OF TRANSACTION.

The Reporting Persons have acquired the Stock for investment purposes. Spencer, however, is a member of the Board of Directors of HWY and will influence control of HWY as such a member.

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

The beneficial ownership of the Stock of the persons named in Item 2 of this statement is as follows at the date hereof:

			Aggregate
			Beneficially
			Owned			 Voting Power		Dispositive Power
Name 	Number		Percent	Sole		Shared	Sole		Shared

WCM		  472,267		 2.1		    -0-	  472,267	    -0-	  472,267
WP		  472,267		 2.1		    -0-	  472,267	    -0-	  472,267
Spencer	7,950,902		35.6		145,282	7,805,620	 145,282	7,805,620
LHC		7,333,333		32.9		    -0-	7,333,333	    -0-	7,333,333
LHI		7,333,333		32.9		    -0-	7,333,333	    -0-	7,333,333
Brudos	    4,587		 0.02	  4,587	      -0-	   4,587	      -0-

CUSIP No. 447309105								Page 10 of 12 Pages


The persons filing this statement have effected the following transactions in the Stock in the past 60 days:

		Purchase				Number		Price
Name		or Sale		Date		of Shares		Per Share


WP		(1)			7-6-99	237,335		(1)

(1)	Represents Common Stock distributed to limited partners of WP who withdrew from WP as of 7-6-99.


ITEM. 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH
RESPECT TO SECURITIES OF THE ISSUER.

WCM is the general partner of WP, pursuant to a limited partnership agreement providing to WCM the authority, among other things, to invest the funds of WP in Stock, to vote and dispose of Stock and to file this statement on behalf of WP. Pursuant to such limited partnership agreement, the general partner of WP is entitled to allocations based on assets under management and realized and unrealized gains. LHC is the manager of LHI, pursuant to an operating agreement providing to LHC the authority, among other things, to invest the funds of LHI in the Notes, to vote and dispose of Stock and to file this statement on behalf of LHI. Pursuant to such operating agreement, the managers of LHI are entitled to allocations based on assets under management and realized and unrealized gains. LHI is a party to an Amended and Restated Registration Rights Agreement with HWY, providing to HWY the right to have any Stock obtained on conversion of the Notes registered under the Securities Act of 1933, as amended, under certain conditions at the request of LHI.

CUSIP No. 447309105								Page 11 of 12 Pages


ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS.

A.	Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G.

SIGNATURES

	After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:	September 17, 1999.

WESTCLIFF PARTNERS, L.P.					/s/ Richard S. Spencer III
									Richard S. Spencer III
By: Westcliff Capital Management, LLC
    General Partner
									/s/ Eric Christopher Brudos
	By: /s/ Richard S. Spencer III			Eric Christopher Brudos
	    Richard S. Spencer III, Manager

WESTCLIFF CAPITAL MANAGEMENT, LLC

By: /s/ Richard S. Spencer III
    Richard S. Spencer III, Manager

LIGHTHOUSE CAPITAL, LLC				LIGHTHOUSE INVESTORS, LLC

By: /s/ Richard S. Spencer III			By: Lighthouse Capital, LLC,
    Richard S. Spencer III, Manager		    Manager

								  By: /s/ Richard S. Spencer III
									 Richard S. Spencer III,
									 Manager

SCHEDULE 13D
CUSIP No. 447309105								Page 12 of 12 Pages

												EXHIBIT A

				AGREEMENT REGARDING JOINT FILING
			   OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of Common Stock of Huntway Refining Company. For that purpose, the undersigned hereby constitute and appoint Westcliff Capital Management, LLC, a California limited liability company, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:	April 7, 1999.

WESTCLIFF PARTNERS, L.P.					/s/ Richard S. Spencer III
									Richard S. Spencer III
By: Westcliff Capital Management, LLC
    General Partner
									/s/ Eric Christopher Brudos
	By: /s/ Richard S. Spencer III			Eric Christopher Brudos
	    Richard S. Spencer III, Manager

WESTCLIFF CAPITAL MANAGEMENT, LLC

By: /s/ Richard S. Spencer III
    Richard S. Spencer III, Manager

LIGHTHOUSE CAPITAL, LLC				LIGHTHOUSE INVESTORS, LLC

By: /s/ Richard S. Spencer III			By: Lighthouse Capital, LLC,
    Richard S. Spencer III, Manager		    Manager

								  By: /s/ Richard S. Spencer III
									 Richard S. Spencer III,
									 Manager


CJR\3804\008\1064283.01
11